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                                                                    EXHIBIT 12.1

                       Ratio of Earnings to Fixed Charge

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
                            Eleven     One Month                                       Nine Months Ended
                         Months Ended    Ended        Years Ended December 31,           September 30,
                         November 30, December 31, ----------------------------------  ------------------
                             1994         1994      1995    1996     1997      1998      1998      1999
                         ------------ ------------ ------  -------  -------  --------  --------  --------
Income (loss) before
 provision for income
 taxes..................     $231         $(64)    $ (575) $(1,915) $(2,479) $(19,222) $(11,812) $(22,922)
Add fixed charges
  Interest costs
   including
   amortization of debt
   issuance costs.......      297            8         96    1,146    4,946    11,039     7,358    11,058
                             ----         ----     ------  -------  -------  --------  --------  --------
Earnings (loss) before
 fixed charges..........     $528         $(56)    $ (479) $  (769) $ 2,467  $ (8,183) $ (4,454) $(11,864)
                             ====         ====     ======  =======  =======  ========  ========  ========
Fixed charges
  Interest expense
   including
   amortization of debt
   issuance costs.......      297            8         96    1,146    4,946    11,039     7,358    11,058
  Capitalized interest..      --            --        577    2,317    6,616     5,979     4,783     1,858
                             ----         ----     ------  -------  -------  --------  --------  --------
 Total fixed charges....     $297         $  8     $  673  $ 3,463  $11,562  $ 17,018  $ 12,141  $ 12,916
                             ====         ====     ======  =======  =======  ========  ========  ========
Ratio of Earnings to
 Fixed Charges..........     1.78           --        --       --      0.21       --        --        --
Deficiency of Earnings
 to Cover Fixed
 Charges................     $--          $ 64     $1,152  $ 4,232  $ 9,095  $ 25,201  $ 16,595  $ 24,780
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